Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Jim Ankner (Corporate Press/Investor Relations)
Take-Two Interactive Software, Inc.
(646) 536-3006
james.ankner@take2games.com

Take-Two Interactive Software, Inc. Provides Update
on Stock Options Investigation

New York, NY – December 11, 2006– Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced that a Special Committee of its Board of Directors has reported its preliminary findings on the Company's stock option granting practices and procedures to the Board of Directors.

As previously announced, the Special Committee was established by Take-Two’s Board of Directors to conduct an independent investigation relating to past stock option grants, the timing of such grants and related accounting matters. The Special Committee consists of three independent members of Take-Two’s Board of Directors, and is being assisted in the investigation by outside legal counsel Kasowitz, Benson, Torres & Friedman LLP and independent accountants BDO Seidman, LLP.

The Special Committee conducted a thorough investigation, including a review and analysis of documents and emails, and interviews of current and former officers, directors, employees and advisors to Take-Two. The Special Committee found that there were improprieties in the process of granting and documenting stock options and that incorrect measurement dates for certain stock option grants were used for financial accounting purposes. The Special Committee expects to prepare a final report detailing both its findings and recommendations for remedial actions.

While Take-Two and its independent auditors are currently reviewing the findings of the Special Committee, the Board of Directors and management have concluded that the Company will need to restate historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. Although the amount of such charges and the resulting tax and accounting impact has not yet been determined, all consolidated financial statements, earnings releases and similar communications issued by the Company containing financial information for periods beginning 1997 through April 30, 2006 should no longer be relied upon. Any non-cash stock-based compensation expense recorded will not affect the Company's previously reported cash positions or revenues.

The investigation did not find misconduct by the Company’s current Executive Officers, including Paul Eibeler, Take-Two’s Chief Executive Officer and President, and Karl Winters, Take-Two’s Chief Financial Officer.

Additionally, Take-Two has met with the NASDAQ Listing Qualifications Panel regarding the previously announced NASDAQ Staff Determination letters indicating that the Company is not in compliance with NASDAQ filing requirements because, due to the Special Committee’s ongoing stock options investigation, the Company has delayed the filing of its Form 10-Q for the fiscal third quarter ended July 31, 2006, and has delayed the solicitation of proxies and its annual shareholders’ meeting for the fiscal year ended October 31, 2005. At the meeting with the NASDAQ Listing Qualifications Panel, Take-Two requested an extension of time to file its Form 10-Q, solicit proxies and hold an annual meeting. The Company’s shares will remain listed under the ticker symbol TTWO on The NASDAQ Global Select Market pending a decision by the Panel on the Company’s request.

About Take-Two Interactive Software, Inc.

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation® game console, PlayStation®2 and PLAYSTATION®3 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the final conclusions of the Special Committee and the Board of Directors concerning matters related to the Company's stock option grants, including, but not limited to, the accuracy of the stated dates of option grants and whether all proper procedures were followed, the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of such reviews; the timing of the completion of the Special Committee's investigation; and the possibility that the Special Committee's investigation or any governmental investigation may reveal issues that the Company does not currently realize exist. In addition, the investigation and conclusions of the Special Committee may require additional expenses to be recorded; may continue to adversely affect the Company's ability to file required reports with the U.S. Securities and Exchange Commission ("SEC") on a timely basis, may require revisions to the Company's conclusions on the effectiveness of internal control over financial reporting and disclosure controls and procedures, and may impede the Company's ability to meet the requirements of the NASDAQ Stock Market for continued listing of the Company's shares; and may result in claims and proceedings relating to such matters, including previously disclosed shareholder and derivative litigation and actions by the SEC and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Other important factors are described in the Company's Form 10-Q for the quarter ended April 30, 2006 in the section entitled "Risk Factors".

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